                                                                   EXHIBIT 10(F)
                          [Letterhead of AmSouth Bank]

                                  April 1, 2002


Martin Industries, Inc.
Attention: Mr. James W. Truitt
Vice President and Chief Financial Officer
P.O. Box 128
Florence, Alabama 35631

Re: Line of Credit (Account #120435-524769); Loan Agreement dated January 7, 1993, as amended April 5, 1994, February 17, 1995, March 15, 1995,
         March 28, 1996, August 28, 1997, January 1, 2000, December 29, 2000,
         January 31, 2001, March 15, 2001, May 15, 2001, June 15, 2001,
         September 1, 2001, October 15, 2001, October 31, 2001, November 9, 2001, November 19, 2001, November 26, 2001, December 19, 2001 and
         January 11, 2002 (collectively "Loan Agreement") by and among Martin Industries, Inc. ("Martin Industries") and AmSouth Bank ("the Bank"). In this letter capitalized terms shall be given the meanings indicated in the Loan Agreement and/or in this letter.

Dear Mr. Truitt:

I am writing this letter to you concerning the indebtedness ("Indebtedness") referenced above of Martin Industries to the Bank and your recent request that the Loan Agreement be amended to effect an extension of the Line of Credit Termination Date. You have also requested a waiver of certain covenants included in the Loan Agreement.

In response to your requests, the Bank hereby amends the Loan Agreement as follows:

         A.       The definition of "Line of Credit Termination Date" in Section
1.02 is amended as follows:

                  LINE OF CREDIT TERMINATION DATE shall mean the earlier to occur of (a) the date on which an Event of Default occurs or
                  (b) July 1, 2002 (or such later termination date as the Borrower and the Lender hereafter agree on in a written extension agreement pursuant to Section 3).

Effective as of April 1, 2002, all references in the Loan Documents to the "Loan Agreement" shall mean the Loan Agreement, as heretofore modified and amended and as further modified and amended hereby.

In all other respects, the Loan Agreement shall remain in full force and effect in accordance with its terms.


In addition to the foregoing, the Bank waives any default or Event of Default arising out of the Borrower's failure to comply with Sections 8.09, 8.11, 8.12,
8.13 and 8.20 of the Loan Agreement with respect to the fiscal periods ended through March 31, 2002.

We are also aware that Martin Industries is in discussions to obtain financing in an amount of up to $2.0 million from M-TIN, LLC (the "M-TIN Loan"). We understand that the indebtedness will be secured by a first mortgage in favor of M-TIN, LLC on Martin Industries' real property located in the Alabama counties of Colbert, Limestone and Lauderdale (the "Properties"). We acknowledge and consent to Martin Industries obtaining the M-TIN Loan and waive the covenants contained in Sections 8.02 and 8.03 of the Loan Agreement dated January 7, 1993, as amended, with respect to the proposed transaction with M-TIN, LLC. We also waive with respect to the M-TIN Loan the agreement contained in our letter to Martin Industries dated October 22, 2001, which requires that one half of the proceeds of any loan obtained by Martin Industries which is secured by the Properties be paid to AmSouth Bank to reduce the Company's line of credit.

In addition, the Bank agrees that the payment of the fee in the amount of One Hundred Thousand and No/100 Dollars ($100,000) due to be paid to the Bank by Martin Industries on April 1, 2002 (the "Maturity Fee"), is extended to July 1, 2002; provided, however, that if Martin Industries pays in full all amounts outstanding under the Line of Credit Note on or before April 30, 2002, Martin Industries shall not be obligated to pay the Maturity Fee; and, provided further, that if Martin Industries pays in full all amounts outstanding under the Line of Credit Note following April 30, 2002, but on or before May 31, 2002, Martin Industries shall be obligated to pay only one-half of the Maturity Fee ($50,000.00).

To evidence the acceptance of the foregoing amendments and agreements on the terms and conditions set forth herein, please sign and return to me the enclosed copy of this letter agreement. By so signing the enclosed copy of this letter agreement, Martin Industries acknowledges and agrees to the following terms and conditions of such amendments and agreements:

1. This letter agreement shall not be deemed to be an accord and satisfaction of the Indebtedness or any other obligation owed to the Bank.

2. All collateral that now secures all or any of the Indebtedness shall continue to secure same. Nothing in this letter agreement diminishes any security interest or lien that the Bank has in any assets securing the Indebtedness. All of the collateral, rights, security, and guarantees that the Bank now has to secure any of the Indebtedness due from Martin Industries shall remain in full force and effect and are hereby ratified and confirmed.

3. The Bank reserves all of its rights and remedies under the Loan Agreement, the Security Documents, any other Loan Documents, and/or applicable law, in respect of any Event(s) of

         Default. The current non-exercise by the Bank of any rights and remedies which it may have shall not constitute a release or waiver of any of its rights and/or remedies or a release or waiver of any Event(s) of Default under the Loan Agreement, the Security Documents, or any other Loan Documents, except for the Waiver provided in this letter agreement. The Bank specifically reserves the right to invoke any and all rights and remedies at any time in its sole discretion.

4. Martin Industries hereby releases, satisfies, cancels, waives, acquits, and forever discharges the Bank, its directors, officers, employees, agents, attorneys, successors and assigns, of and from any and all claims, demands, actions, or causes of action of any kind or character, arising at any time in the past, up to and including the date of this letter agreement, which relate or pertain in any way to the Indebtedness and/or collection of them.

5. The Indebtedness is owed by Martin Industries to the Bank for the amount (exclusive of outstanding letters of credit, ACH exposures and the Bank's attorneys fees) herein stated and there are no defenses, setoffs, or counterclaims with respect thereto:


                                                                                       Payoff as of
         General Description                       Obligation No.                          4/1/02
-------------------------------------       ---------------------------         --------------------------
         Line of Credit                                #524769                        $5,705,956.37


6. Martin Industries agrees to pay the Indebtedness strictly and promptly in accordance with the terms of the applicable promissory notes or other debt instruments, as specifically modified by the Loan Agreement and this letter agreement.

7. Martin Industries shall pay to the Bank a fee in the total amount of Ten Thousand and No/100 Dollars ($10,000.00), $5,000 of which (the "Closing Fee") shall be payable upon the execution of this letter agreement and $5,000 of which shall be payable on April 30, 2002. Subject to the terms and conditions otherwise applicable to the making of Advances under the Loan Agreement, Martin Industries may request and receive an Advance to pay the Closing Fee.

8. In the event Martin Industries does not pay in full all amounts outstanding under the Line of Credit on or before June 30, 2002, Martin Industries will issue to the Bank warrants to purchase common stock in Martin Industries equal to ten percent (10%) of the outstanding shares of Martin Industries for a per share purchase price to be agreed upon by the Bank and Martin Industries. Martin Industries and the Bank agree to negotiate in good faith and establish the per share purchase price on or before April 5, 2002. The failure by the parties to establish the per share purchase price by April 5, 2002, shall constitute an Event of Default under the Loan Agreement.

9. Martin Industries agrees to grant to the Bank a mortgage in the Properties (the "Second Mortgage"), subject to the first priority mortgage in favor of M-TIN, LLC. The Second

         Mortgage shall be subordinate to the mortgage in favor of M-TIN, LLC securing only the M-TIN Loan and shall further provide that it shall also be subordinated to any financing obtained by Martin Industries which replaces the M-TIN Loan, provided such substitute financing does not exceed $2 million. The Bank will be subordinated to the amount of any such replacement financing in an amount which is the lesser of (i) the amount outstanding on the M-TIN Loan at the time of the replacement financing, or (ii) $2 million. Further, in the event Martin Industries obtains replacement financing which is secured by the Properties and is in excess of $2 million, Martin Industries shall pay to the Bank one half of the amount received in excess of $2 million to reduce the Indebtedness. Martin Industries and the Bank will enter into documentation deemed necessary by the parties to effect the Second Mortgage on or before April 5, 2002.

10. Martin Industries agrees to pay to the Bank's counsel, Wilmer, Lee & Rowe, P.A., on or before April 30, 2002, all of its attorney's fees incurred in connection with this amendment, the Second Mortgage and/or the collection of the Indebtedness.


                                             Very truly yours,

                                             /s/ DARLENE CHANDLER

                                             Darlene Chandler
                                             Vice President

cc:      Denson N. Franklin III, Esq.
         S. Dagnal Rowe, Esq.


ACCEPTED AND AGREED TO BY:

                MARTIN INDUSTRIES, INC.

By:               /s/ JAMES W. TRUITT
    -------------------------------------------------
                    James W. Truitt
    Its Vice President and Chief Financial Officer